UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2019

iRhythm Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 Townsend Street, Suite 500

San Francisco, California 94103

(Address of principal executive office) (Zip Code)

(415) 632-5700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $.0001 Per Share	IRTC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Development Collaboration Agreement

On September 3, 2019, iRhythm Technologies, Inc. (“iRhythm”) entered into a Development Collaboration Agreement (the “Agreement”) with Verily Life Sciences LLC (an Alphabet Company and referred to as “Verily”).

iRhythm and Verily will develop certain next-generation atrial fibrillation (“AF”) screening, detection, or monitoring products pursuant to the Agreement, which involve combining Verily’s technology with iRhythm’s technology to create an end to end system. Under the terms of the Agreement, iRhythm will pay Verily an upfront fee of $5 million in cash. In addition, iRhythm will pay Verily up to an aggregate of $12.75 million in additional milestone payments upon achievement of various development and regulatory milestones over the 24 months of the Agreement, which payments will be made in cash directly to Verily.

The Agreement provides each party with licenses to use certain intellectual property of the other party for development activities in the field of AF screening, detection, or monitoring. Ownership of developed intellectual property will be allocated to iRhythm or Verily depending on the subject matter of the underlying developed intellectual property, and, for certain subject matter, shall be jointly owned.

During the term of the Agreement, Verily and iRhythm agree not to collaborate with certain parties to develop or commercialize products on a disease management platform for certain AF patients, and Verily and iRhythm agree to certain exclusivity provisions on development and commercialization of products for certain AF patients, subject to exceptions, including contractual rights and rights with respect to pre-existing product offerings.

The Agreement will continue for 24 months from the effective date of the Agreement and will be terminable by either party upon uncured material breach of the Agreement by the other party, bankruptcy of the other party, failure to achieve certain regulatory milestones by a particular date, or safety concerns, as well as by mutual agreement of the parties.

Neither party may assign the Agreement, without the written consent of the other party, except that either party may assign the Agreement without consent to an affiliate or to an entity that acquires such party or the portion of such party’s business to which the Agreement pertains (whether by merger or sale of assets, stock, or ownership interest) if the assignor provides prompt written notice of such assignment to the other party and the assignee agrees in writing to be bound by the terms and conditions of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a redacted copy of which will be filed as an exhibit to iRhythm’s quarterly report on Form 10-Q for the quarter ending September 30, 2019, and upon filing will be incorporated herein by reference. iRhythm intends to redact certain portions of the Agreement that are not material and would be competitively harmful if publicly disclosed pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of iRhythm Technologies, Inc. dated as of September 4, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: September 4, 2019	By:	/s/ Kevin M. King
Kevin M. King
Chief Executive Officer